Exhibit 10.11.5

PAETEC HOLDING CORP.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

PAETEC Holding Corp., a Delaware corporation (the “Company”), hereby grants shares of the common stock, par value $.01 per share, of the Company (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth in the attached term sheet. Additional terms and conditions of the Award are set forth in this cover sheet, in the attached term sheet (together with this cover sheet and any schedules and exhibits attached hereto, the “Agreement”) and in the Company’s 2007 Omnibus Incentive Plan (the “Plan”).

Grant Date:                          ,

Name of Grantee:

Number of Shares of Stock Covered by Grant:

Purchase Price per Share: $0.00

Vesting Start Date:                          ,

Carefully review all of the terms and conditions described in the Agreement and in the Plan, a copy of which has been provided to you. In the event any provision of this Agreement should appear to be inconsistent with the Plan, the Plan will control.

Attachment

This is not a stock certificate or a negotiable instrument.

PAETEC HOLDING CORP.

2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock/ Nontransferability	This grant is an Award of Stock in the number of shares of Stock set forth on the cover sheet, at the purchase price set forth on the cover sheet, and subject to the vesting conditions described below (the “Restricted Stock”). The purchase price is deemed paid by your prior services to the Company. To the extent not yet vested, your Restricted Stock may not be sold, assigned, pledged, hypothecated or otherwise transferred, whether by operation of law or otherwise, nor may the Restricted Stock be made subject to execution, attachment or similar process.

Vesting	Your right to the Stock under this Award will vest as to ( ) of the total number of shares of Stock covered by this Award, as shown on the cover sheet, on the -year anniversary of the Vesting Start Date (the “Anniversary Date”), provided you then continue in Service. Thereafter, for each such vesting date that you remain in Service, your right to the Stock under this Award will vest at the rate of ( ) shares of Stock per year as of each subsequent Anniversary Date. In addition, any performance-based conditions to vesting are set forth on Schedule 1 attached hereto.

Notwithstanding the preceding paragraph, if the Vesting Date occurs during a period in which you are (1) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (2) restricted from selling Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), vesting in such Stock will be delayed until the first date on which you are no longer prohibited from selling Stock due to a lock-up agreement or insider trading or similar plan restriction (the “Extended Vesting Date”), and provided, further, that you have been continuously in Service from the Grant Date until the Extended Vesting Date.

The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you may not vest in more than the number of shares of Stock covered by this Award.

Your right to the Stock under this Award will become 100% vested upon your termination of Service, if your Service

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terminates as a result of your death or Disability. No Stock will vest after your Service has terminated for any reason other than as a result of your death or Disability.

Forfeiture of Unvested Stock	In the event that your Service terminates for any reason other than your death or Disability, you will forfeit to the Company all of the Stock subject to this Award that has not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Stock Issuance	The Company will issue your Restricted Stock in your name as of the Grant Date. The issuance of your Stock under this Award will be evidenced in such a manner as the Board, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates, with any unvested shares of Restricted Stock bearing a legend with the appropriate restrictions imposed by this Agreement. As your interest in the Stock vests as described above, the recordation of the Restricted Stock attributable to you will be appropriately modified.

Withholding Taxes	You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Stock acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of Stock arising from this Award, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Section 83(b) Election	Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid for the Stock and its fair market value on the date on which any forfeiture restrictions applicable to such Stock lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Stock described above. You may elect to be taxed at the time you acquire the Stock, rather than when such Stock ceases to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. You will be required to make a tax payment to the extent that the purchase price is less than the fair market value of the Stock on the Grant Date. No tax payment will be required to be made to the extent that the purchase price is at least equal to the fair market value of the Stock on the Grant Date. The form for making this election is attached as Exhibit A hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you (in the event that the fair market value of the Stock as of the vesting date exceeds the purchase price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company reserves (and any parent, Subsidiaries or Affiliates reserve) the right to terminate your Service at any time and for any reason.

Shareholder Rights	You have the right to vote the Restricted Stock and to receive any dividends declared or paid on such Stock. Any distributions you receive as a result of any stock split, stock dividend, combination of stock, reclassification of stock or other similar transaction will be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. The Company may, in its sole discretion, require any dividends paid on the Restricted Stock to be reinvested in Stock, which the Company may, in its sole discretion, deem to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued or a book-entry registration is made.

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Adjustments	In the event of a stock split, a stock dividend, reverse stock split or a similar change in the Stock, the number of shares of Stock covered by this Award may be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your Restricted Stock will be subject to the terms of the agreement of merger, liquidation, or reorganization, in the event that the Company is subject to such corporate activity, to extent specified in the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection	At all times each party hereto (1) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (2) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such New York or Federal court; (3) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (4) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

Legends

All certificates, if any, representing the Stock issued in connection with this Award will, where applicable, have endorsed thereon the following legend:

“THE SHARES OF STOCKS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND FORFEITURE PROVISIONS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

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The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock. Any prior agreements, commitments or negotiations concerning this Award are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data include, but are not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Grantees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Award, you agree that the Company may deliver the Plan prospectus, the Company’s annual report and other documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact [NAME, TITLE, PAETEC Holding Corp., ADDRESS, PHONE] to request paper copies of these documents.

By accepting this Award, you agree to all of the terms and conditions described above and in the Plan.

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EXHIBIT A

ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and Social Security number of the undersigned:

Name:

Address:

Social Security No. :

2.	Description of property with respect to which the election is being made:

                     shares of common stock, par value $.01 per share (“Stock”), of PAETEC Holding Corp., a Delaware corporation (the “Company”).

3.	The date on which the property was transferred is , 20 .

4.	The taxable year to which this election relates is calendar year 20 .

5.	Nature of restrictions to which the property is subject:

The Stock is subject to the provisions of a Restricted Stock Agreement between the undersigned and the Company. The Stock is subject to forfeiture under the terms of the Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was $ per share, for a total of $ .

7.	The amount paid by taxpayer for the property was $ .

8.	A copy of this statement has been furnished to the Company.

Dated:                     , 20

Taxpayer’s Signature

Taxpayer’s Printed Name

PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code Section 83(b) in order for the election to be effective:1/

1. You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within 30 days after the Grant Date of your Restricted Stock.

2. At the same time that you file the election form with the IRS, you must also give a copy of the election form to the Secretary of the Company.

3. You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the Stock is transferred to you.

1/	Whether or not to make the election is your decision and may create tax consequences for you. You are advised to consult your tax advisor if you are unsure whether or not to make the election.

Schedule 1

Performance-Based Vesting